Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8
(Form Type)

MECHANICS BANCORP
(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A common stock, no par value	Other	7,750,000	$13.91	$107,802,500	$0.00015310	$16,505
Fees Previously Paid	-	-	-	-	-	-	-	-
	Total Offering Amounts					$107,802,500		$16,505
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$16,505

(1)
Fee calculated in accordance with Rule 457(c) and (h) of the Securities Act of 1933 (the “Securities Act”). This Registration Statement on Form S-8 (this “Registration Statement”) covers 7,750,000 shares of Class A common stock, no par value (the “Common Stock”), of Mechanics Bancorp (the “Company”) that are reserved for issuance pursuant to the Mechanics Bancorp 2025 Equity Incentive Plan. Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Company’s Common Stock as reported on NASDAQ on August 27, 2025.

(2)
Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of Common Stock of the Company that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction.